Exhibit 10.13

SEVERANCE AGREEMENT

This Severance Agreement (this “Agreement”) is entered into between RigNet, Inc. (“Employer” or “Company”) and Mark B. Slaughter (“Executive”) (Employer and Executive are collectively referred to herein as the “Parties”) as of January 30, 2016 (the “Execution Date”).

RECITALS

WHEREAS, this Agreement is executed in connection with the termination of Executive’s employment under that certain Employment Agreement between Employer and Executive dated February 20, 2012 (the “Original Employment Agreement”), as amended by the First Amendment to Employment Agreement, dated February 11, 2013 (the “First Amendment”, and collectively with the Original Employment Agreement, the “Employment Agreement”). Executive’s last day of employment with Employer was January 7, 2016 (the “Separation Date”);

AGREEMENT

1. Separation. After the Separation Date, Executive will not represent himself as being an Executive, officer, director, attorney, agent or representative of Employer for any purpose. As of the Separation Date the Executive has resigned from all positions with the Company without any further action on his part. Additionally, Executive has resigned from his position as member of the Company’s Board of Directors effective January 31, 2016, and has tendered his executed resignation letter (a form of which is attached hereto as Exhibit A) contemporaneously with execution of this Agreement. Except as otherwise set forth in this Agreement, the Release of Claims Agreement (a form of which is attached hereto as Exhibit B, the “Release Agreement”), and the Employment Agreement, the Separation Date will be the employment termination date for Executive for all purposes, meaning Executive will no longer be entitled to any further compensation, monies or other benefits from Employer, including coverage under any benefits plans or programs sponsored by Employer, except as otherwise provided in this Agreement or Sections 5, 6, 7 and 8, inclusive of subparts, of the Employment Agreement.

2. Release Agreement. The Release Agreement is incorporated by reference into this Agreement as if the entire Release Agreement were set forth fully herein. Once executed by Executive, the executed Release Agreement shall be incorporated herein by reference.

3. Existing Severance Payments. Pursuant to the Employment Agreement and in consideration for Executive’s agreements stated in this Agreement and the Release Agreement, if Employee signs, delivers to the Company this Agreement and the Release Agreement, and does not revoke either of this Agreement or the Release Agreement, the Company shall pay Executive the following severance payments on and subject to the timing and conditions contained in the Employment Agreement and Release Agreement. As consideration for the waiver of notice contained in Section 6 below, for purposes of these calculations, the date of separation will be January 7, 2016 plus 30 days:

a.	Current Severance Payments. Pursuant to Section 8 and subject to Section 22 of the Employment Agreement:

i.	Cash Severance Amount (§8(a)(i) of Employment Agreement): ((annual base salary = $ 415,000.00) + (Executive’s target bonus for the Bonus Period in which his termination occurs = $ 415,000.00)) x 2 = $ 1,660,000.00.

ii.	Pro-rated Annual Bonus Amount (§8(a)(iii) of Employment Agreement). = $ 42,068.00 (per diem amount is $1,136.99)

iii.	Past Unpaid Annual Bonus (§8(a)(iv) of Employment Agreement). = $0

b.	Other Payments on Termination (§7 of Employment Agreement). Pursuant to Section 7 of the Employment Agreement, Executive shall receive the following:

i.	Earned but unpaid base salary = $ 33,519.36

ii.	Accrued but unused vacation (max. 4 weeks + max. allowed carry-over vacation) = $ 3,058.63

iii.	Business expenses = $ 4,201.53

iv.	Contractual dental and vision expense reimbursements = $4,040.46

4. Additional Severance Payments. As consideration for Executive’s voluntary resignation from the Company’s Board of Directors, the Company shall also pay Executive one lump sum cash payment in the amount of $100,000.00) (“Additional Separation Benefit”), less all required withholdings, including federal and state withholding taxes and other deductions Company is required by law to make from the Additional Separation Benefit. The Additional Separation Benefit will be paid on the date that is thirty (30) days after separation from service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended).

5. COBRA and Placement. Executive shall also receive group medical plan COBRA and outplacement benefits pursuant to the terms and conditions of the Employment Agreement. The Company shall pay any and all premiums for Executive’s continued medical plan COBRA benefits directly to the entities providing coverage or benefits for the Company’s group medical plans.

6. Waiver of Notice. Executive hereby waives all notice periods and notice requirements for notices from the Company to Executive related to his termination, including, without limitation, the 30 days required notice under Section 7 of the Employment Agreement; provided, however, notwithstanding Executive’s waiver of the 30-day notice required under Section 7 of the Employment Agreement, Executive shall be entitled to receive his earned but unpaid base salary, accrued but unused vacation, together with any other employee benefits which he was entitled to receive prior to his termination, through February 6, 2016.

2

7. Flexible Spending Account. The Company agrees that Executive will be allowed to participate in the Company’s Flexible Spending Account (“FSA”) in accordance with the FSA plan, which is until December 31, 2016.

8. Exercise Termination Date. Employer and Executive acknowledge and agree that between 2007 and 2015 Employer issued Incentive Stock Options (“ISOs”) and Nonqualified Stock Options (“NSOs” and, collectively with the ISOs, the “Options”) to Executive under certain of Employer’s incentive equity plans (the “Option Plans”), including but not limited to Employer’s 2001 Performance Stock Option Plan, Employer’s 2006 Long-Term Incentive Plan, and Employer’s 2010 Omnibus Incentive Plan. Employer and Executive further acknowledge and agree that the RigNet Account Summary maintained on the Solium Inc. website, a copy of which is attached hereto as Exhibit “C” to this Agreement (the “Account Summary”), is believed to be accurate as to the Options held by Executive, the exercise price of the Options and the number of Options which have vested as of the Separation Date (the “Vested Options”).

Notwithstanding anything in the Option Plans or any option award agreements (the “Option Agreements”) to the contrary, Executive shall have until 11:59 p.m. central time on August 1, 2016 (the “Exercise Termination Date”) to deliver a fully completed and executed notice of exercise (the “Exercise Notice”) to the Company exercising all or a portion of the Vested Options along with payment therefor, provided that the exercise date specified in the Exercise Notice can be no later than the Exercise Termination Date. The Company acknowledges and agrees that if the Exercise Termination Date falls within a Blackout Period (as that term is defined in the RigNet Insider Trading Compliance Policy) the Company will ensure that Executive’s account on the Solium, Inc. website and network (as applicable) is programmed, effective no later than 8:00 a.m. central time on the Exercise Termination Date, in a manner which will not prevent Executive from the exercise of any and all Vested Options on the Exercise Termination Date regardless of exercise falling within the Blackout Period. In the event of an error or outage in the Solium, Inc. website or network which prevents Executive from exercising his Vested Options on the Exercise Termination Date, the parties agree to extend the Exercise Termination Date to 11:59 pm central time on the next business day following the day the Solium, Inc. network is restored in a manner which would allow Executive to exercise his Vested Options. Further, in the event the Solium, Inc. website will not allow a “cashless” exercise of Options by Executive, Executive will notify the Company, which will use its best efforts to have Solium, Inc. make the necessary modifications to allow such cashless exercise. The parties acknowledge and agree that, to the extent required by the terms of the Option Plans or the Option Agreements, the establishment of the Exercise Termination Date pursuant to this Section 8 shall constitute a written amendment or modification of the applicable Option Agreement.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

RIGNET, INC.

By:	/s/ William D. Sutton
Name: William D. Sutton
Title: Senior Vice President

Signature:	/s/ Mark B. Slaughter
Mark B. Slaughter

[Signature Page to Severance Agreement]

Exhibit A

Resignation Letter

Mark B. Slaughter

807 Creek Wood Way

Houston, TX 77024-3023

January 29, 2016

Board of Directors

RigNet, Inc.

1880 S. Dairy Ashford

Suite 300

Houston, TX 77077-4760

Dear Gentleman:

I hereby resign from the Board of Directors of the RigNet, Inc. effective as of 12:01 a.m. central time on Sunday, January 31, 2016.

My resignation is not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

Sincerely,

Mark B. Slaughter

Exhibit B

Release of Claims Agreement

RELEASE OF CLAIMS AGREEMENT

This Release of Claims Agreement (this “Agreement”) is entered into between RigNet, Inc. (“Employer”) and Mark B. Slaughter (“Executive”) (Employer and Executive are collectively referred to herein as the “Parties”) as of                     , 2016 (the “Execution Date”).

This Agreement is executed in connection with the termination of Executive’s employment under that certain Employment Agreement between Employer and Executive dated February 20, 2012 (the “Original Employment Agreement”), as amended by the First Amendment to Employment Agreement, dated February 11, 2013 (the “First Amendment”, and collectively with the Original Employment Agreement, the “Employment Agreement”) and the Severance Agreement, dated                     , 2016 by and between Executive and the Company (the “Severance Agreement”). Executive’s last day of employment with Employer is January 7, 2016 (the “Separation Date”). After the Separation Date, Executive will not represent himself as being an Executive, officer, director, attorney, agent or representative of Employer for any purpose. Except as otherwise set forth in this Agreement and the Employment Agreement, the Separation Date will be the employment termination date for Executive for all purposes, meaning Executive will no longer be entitled to any further compensation, monies or other benefits from Employer, including coverage under any benefits plans or programs sponsored by Employer, except as otherwise provided in the Severance Agreement and as provided in Sections 5, 6, 7 and 8, inclusive of subparts, of the Employment Agreement.

1. Return of Property. By the date of Executive’s termination from Employer, Executive must return all company property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files and any other Employer property in Executive’s possession.

2. Executive Representations. In exchange for the severance consideration described in the Employment Agreement, which Executive acknowledges to be good and valuable consideration for his obligations hereunder, Executive hereby represents that he intends to irrevocably and unconditionally fully and forever release and discharge any and all claims he may have, has ever had or may in the future have against Employer arising out of or in any way related to his hire, benefits, employment or separation from employment with Employer. Executive specifically represents, warrants and confirms that, other than with respect to Employer’s post-termination obligations under the Severance Agreement and Sections, 5, 6, 7 and 8, inclusive of subparts, of the Employment Agreement: (a) he has no claims, complaints or actions of any kind filed against Employer with any court of law, or local, state or federal government or agency; (b) he has been properly paid for all hours worked for Employer, and that all commissions, bonuses and other compensation due to him has been paid, including his final payroll for his salary and any other unpaid compensation through the Separation Date above, which will paid on the next regularly scheduled payroll date. Any vested benefits under any of Employer’s Executive benefit plans are excluded and shall be governed by the terms of the applicable plan document, award agreements and applicable provisions of the Severance Agreement. Executive specifically represents, warrants and confirms that he has not engaged in, and is not aware of, any unlawful conduct in relation to the business of Employer. If any of these statements are not true, Executive cannot sign this Agreement and must notify Employer immediately, in writing, of the statements that are not true. Such notice will not automatically disqualify Executive from receiving these benefits, but will require Employer review and consideration.

3. General Release and Waiver of Claims.

(a) In exchange for the consideration provided in this Agreement, Executive and his heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively the “Releasors”) irrevocably and unconditionally fully and forever waive, release and discharge Employer and all subsidiaries and affiliates of Employer (collectively, the “Employer Group”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, (collectively “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that Releasors may have, have ever had or may in the future have arising out of, or in any way related to (i) Executive’s hire, benefits, employment, termination or separation from employment with Employer Group, except as otherwise provided herein, and (ii) any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter that existed or arose on or before, and including, the date of his execution of this Agreement, including, but not limited to (A) any claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Equal Pay Act, as amended, Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Older Workers’ Benefit Protection Act, the Fair Labor Standards Act, the National Labor Relations Act, the Fair Credit Reporting Act, the Texas Commission on Human Rights Act, the Texas Workers’ Compensation Act, any claims arising under the Texas Labor Code that may be legally waived and released including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, the Texas Whistleblower Act and amendments to those laws as well as any claims under local statutes and ordinances that may be legally waived and released, and/or any other Federal, state or local law (statutory, regulatory or otherwise) that may be legally waived and released governing Executive’s employment with Employer Group or Executive’s rights, or Employer Group’s obligations, in connection with any of the foregoing; and (B) any tort and/or contract and quasi-contract claims, including, but not limited to, any claims of tortious interference with contract, claims for promissory estoppel or detrimental reliance, claims for wages, bonuses, incentive compensation and severance allowances or entitlements, wrongful discharge, all claims for fraud, slander, libel, defamation, disparagement, intentional infliction of emotional distress, invasion of privacy, non-physical injury, personal injury or sickness or any other harm; negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever, and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements. However, this general release of claims excludes and Executive does not waive, release or discharge any (I) right to file an administrative charge or complaint with the Equal Employment Opportunity Commission, the Texas Workforce Commission Civil Rights Division, or other administrative agency, although Executive waives any right to monetary relief related to such a charge; (II) claims under state workers’ compensation or unemployment laws; (III) indemnification rights Executive has against Employer Group, and/or any other claims that cannot be waived by law; or (IV) rights or Claims arising out of the Severance Agreement or Sections 5, 6, 7 or 8 of the Employment Agreement.

(b) In further consideration of the payments and benefits provided to Executive in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release and discharge Employer Group from any and all Claims, whether known or unknown, from the beginning of time to the date of Executive’s execution of this Agreement arising under the Age Discrimination in Employment Act, including the Older Workers Benefit Protection Act, (“ADEA”), as amended, and its implementing regulations.

4. Knowing and Voluntary Acknowledgement. By signing this Agreement, Executive hereby acknowledges and confirms that: (i) Executive has read this Agreement in its entirety and understands all of its terms; (ii) Executive has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement; (iii) Executive knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release and covenants contained herein; (iv) Executive is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (v) Executive was given at least 21 days to consider the terms of this Agreement and consult with an attorney of his choice, although he may sign it sooner if desired; (vi) Executive understands that he has seven days from the date he signs this Agreement to revoke the release in this paragraph by delivering notice of revocation in accordance with Section 16 below before the end of such seven-day period; (vii) Executive understands that the release contained in this Section 4 does not apply to rights and claims that may arise after the date on which Executive signs this Agreement; and (viii) Executive understands that the waiver and release in this Agreement is being requested in connection with the cessation of his employment with Employer Group. This Agreement shall not become effective, until the eighth day after Executive and Employer execute this Agreement. Such date shall be the Effective Date of this Agreement. No payments due to Executive hereunder shall be made or begin before the Effective Date. In the event of revocation by Executive as described in clause (vi) above, the Employer shall have the option of treating this Agreement as null and void in its entirety.

5. Confidentiality. Executive agrees and covenants that he shall not disclose any of the terms of or amount paid under this Agreement or the Employment Agreement or the negotiation hereof and thereof to any individual or entity; provided, however, that Executive will not be prohibited from making disclosures to his attorney, tax advisors and/or immediate family members, or as may be required by law.

6. Remedies. In the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, Executive hereby consents and agrees that Employer shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damage or other available forms of relief.

Should Executive fail to abide by any of the terms of this Agreement or post-termination obligations contained herein, or if he revokes the ADEA release contained in Section 3(b) within the seven-day revocation period described in Section 4, Employer may, in addition to any other remedies it may have, reclaim any amounts paid to Executive under the provisions of this Agreement or terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided herein.

7. Successors and Assigns.

(a) Assignment by Employer.

To the extent permitted by state law, Employer may assign this Agreement to any subsidiary or corporate affiliate, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer. This Agreement shall inure to the benefit of Employer and permitted successors and assigns.

(b) No Assignment by Executive.

Executive may not assign this Agreement or any part hereof, it being understood that this Agreement is personal to Executive. Any purported assignment by Executive shall be null and void from the initial date of purported assignment.

8. Arbitration. Any dispute about the validity, interpretation, effect or alleged violation of this Agreement (an “arbitrable dispute”) must be submitted to confidential arbitration in Houston, Texas. Arbitration shall take place before an experienced employment arbitrator licensed to practice law in such state and selected in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association. Arbitration shall be the exclusive remedy of any arbitrable dispute. Employer shall bear all fees, costs and expenses of arbitration, including those of Executive unless the arbitrator finds that Executive has acted in bad faith and provides otherwise with respect to the fees, costs and expenses of Executive; provided, however, in no event shall Executive be chargeable with the fees, costs and expenses of Employer or the arbitrator. Should any Party to this Agreement pursue any arbitrable dispute by any method other than arbitration, the other Party shall be entitled to recover from the Party initiating the use of such method all damages, costs, expenses and attorneys’ fees incurred as a result of the use of such method. Notwithstanding anything herein to the contrary, nothing in this Agreement shall purport to waive or in any way limit the right of any Party to seek to enforce any judgment or decision on an arbitrable dispute in a court of competent jurisdiction. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Houston, Texas, for the purposes of any proceeding arising out of this Agreement.

This agreement to arbitrate is freely negotiated between Executive and Employer and is mutually entered into between the Parties. Both Parties fully understand and agree that they are giving up certain rights otherwise afforded to them by civil court actions, including but not limited to the right to a jury trial.

9. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in Houston, Texas. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

10. Entire Agreement. Unless specifically provided herein, this Agreement, the Severance Agreement, and the Employment Agreement contain all the understandings and representations between Executive and Employer pertaining to the subject matter hereof and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The Parties mutually agree that this Agreement, the Severance Agreement, and the Employment Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of this Agreement or the Employment Agreement.

11. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and Employer. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

12. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.

The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

13. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

15. Nonadmission. Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of Employer.

16. Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to Employer shall be sent to 1880 South Dairy Ashford, Suite 300, Houston, Texas 77077 attention: General Counsel. Notices and communications to Executive shall be sent to the address Executive most recently provided to Employer.

17. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

18. Acknowledgment of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT. EXECUTIVE FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE EMPLOYER FROM ANY AND ALL CLAIMS.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

RIGNET, INC.

By:
Name:
Title:

Signature:	/s/ Mark B. Slaughter
Mark B. Slaughter

[Signature Page to Release Agreement]

Exhibit C

Options (ISO)

Grant Name	Grant Price	Options Granted	Options Exercised	Options Cancelled	Options Outstanding	Options Exercisable	Expire / Cancel Date
ISO - 01/01/2007	$7.00 USD	72,072	0	0	72,072	72,072	01-Jan-2017
ISO - 01/01/2008	$9.64 USD	3,125	0	0	3,125	3,125	01-Jan-2018
ISO - 01/01/2010	$8.48 USD	11,250	0	0	11,250	11,250	01-Jan-2020
ISO - 03/22/2011	$18.00 USD	15,798	0	0	15,798	15,798	22-Mar-2021
ISO - 03/07/2012	$17.08 USD	5,854	0	0	5,854	4,391	07-Mar-2022
ISO - 03/06/2013	$19.96 USD	5,010	0	0	5,010	2,506	06-Mar-2023
ISO - 03/05/2014	$47.17 USD	1,945	0	0	1,945	486	05-Mar-2024
ISO - 03/04/2015	$33.20 USD	27,865	0	0	27,865	0	04-Mar-2025
ISO NEO - 11/03/2015	$33.20 USD	11,942	0	0	11,942	0	03-Nov-2025
		154,861	0	0	154,861	109,628

Options (NQ)

Grant Name	Grant Price	Options Granted	Options Exercised	Options Cancelled	Options Exercisable	Expire / Cancel Date
NQSO - 01/01/2007	$7.00 USD	121,053	85,500	0	35,553	01-Jan-2017
NQSO - 01/01/2008	$9.64 USD	9,375	0	0	9,375	01-Jan-2018
NQSO - 08/19/2009	$5.32 USD	35,000	35,000	0	0	19-Aug-2019
NQSO - 01/01/2010	$8.48 USD	3,750	0	0	3,750	01-Jan-2020
NQSO - 03/22/2011	$18.00 USD	31,738	0	0	31,738	22-Mar-2021
NQSO - 03/07/2012	$17.08 USD	44,254	0	0	33,191	07-Mar-2022
NQSO - 03/06/2013	$19.96 USD	41,415	0	0	20,709	06-Mar-2023
NQSO - 03/05/2014	$47.17 USD	19,127	0	0	4,781	05-Mar-2024
NEO - 11/03/2015 - NQ	$33.20 USD	11,307	0	0	0	03-Nov-2025
		317,019	120,500	0	139,097